Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have included our report dated                     , 2014, with respect to the financial statements of Zayo Group Holdings, Inc. contained in the Registration Statement, which will be signed once the spin-off referred to in Note 4 of the Notes to the Consolidated Financial Statements qualifies for discontinued operations presentation. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Denver, Colorado

August 12, 2014